Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

[DATE]

Goldenbridge Acquisition Limited

15/F, Aubin House

171-172 Gloucester Road

Wanchai, Hong Kong

Re:	Registration Statement of AgiiPlus Global Inc.

Ladies and Gentlemen:

We have acted as United States counsel to Goldenbridge Acquisition Limited, a British Virgin Islands business company (“Goldenbridge”), in connection with the proposed business combination (the “Business Combination”) contemplated by a merger agreement, dated as of September 30, 2021 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between Goldenbridge and AgiiPlus Inc., a Cayman Islands exempted company (“AgiiPlus”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement and the Pre-Merger Charter Amendment by the shareholders of Goldenbridge, Goldenbridge will reincorporate in the Cayman Islands by merging with and into AgiiPlus Global Inc., a Cayman Islands exempted company and wholly owned subsidiary of Goldenbridge (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); and (ii) one business day after the Reincorporation Merger, AgiiPlus Corporation Inc. (“Merger Sub”), a Cayman Islands exempted company and wholly owned subsidiary of PubCo, will be merged with and into AgiiPlus, resulting in AgiiPlus being a wholly owned subsidiary of PubCo.

As a result of the Reincorporation Merger, (i) each Goldenbridge ordinary share issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each such ordinary share of Goldenbridge, PubCo shall issue to each Goldenbridge shareholder (other than Goldenbridge shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share (each, a “PubCo Ordinary Share”); (ii) each warrant to purchase one half of one Goldenbridge ordinary share (“Goldenbridge Warrant”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will convert into a warrant to purchase one-half of one PubCo Class A Ordinary Share (each, a “PubCo Warrant”) (or equivalent portion thereof); and (iii) the holders of Goldenbridge’s rights (exchangeable into one-tenth of one Goldenbridge ordinary share) (collectively, the “Goldenbridge Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Class A Ordinary Share in exchange for the cancellation of each Goldenbridge Right.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Goldenbridge Acquisition Limited [DATE] Page 2

The Business Combination and certain other related transactions are described in the Registration Statement of Pubco on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on November 10, 2021 (Registration Number 377-05673) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

This opinion addresses only certain U.S. federal tax consequences of the Reincorporation Merger to certain holders of Goldenbridge ordinary shares, Goldenbridge Warrants, and Goldenbridge Rights that exchange such securities in connection with the Reincorporation Merger.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position

Very truly yours,

Loeb & Loeb LLP